For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380, Fax 504/576-2897 pwater1@entergy.com
INVESTOR NEWS
Exhibit 99.1

August 2, 2011

ENTERGY REPORTS SECOND QUARTER EARNINGS

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported second quarter 2011 earnings of $1.76 per share on as-reported and operational bases, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported Earnings	1.76	1.65	0.11	3.14	2.77	0.37

Less Special Items	-	(0.06)	0.06	-	(0.26)	0.26

Operational Earnings	1.76	1.71	0.05	3.14	3.03	0.11

Weather Impact	0.18	0.09	0.09	0.28	0.26	0.02

Operational Earnings Highlights for Second Quarter 2011

•	Utility’s results were higher due primarily to higher sales volume and pricing adjustments from previous rate actions, as well as lower interest expense.
•	Entergy Wholesale Commodities’ earnings declined as a result of lower net revenue primarily from lower pricing on the nuclear fleet as well as a higher effective income tax rate.
•	Parent & Other’s results were higher due to lower income tax expense on Parent & Other activities.

“The Utility business continued on track to achieve its asset portfolio objectives with regulatory filings for a new 550-megawatt combined-cycle gas-fired unit at our Ninemile Point plant site and the pending acquisitions of the 620-megawatt Hot Spring and 450-megawatt Hinds existing combined-cycle plants,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “These highly efficient facilities will provide reliable, low-cost energy to serve the growing needs of our customers while reducing the overall consumption of fossil fuels.  At Entergy Wholesale Commodities, license renewal efforts continued.  We also announced that we will proceed with the 29th refueling outage at Vermont Yankee following a careful review of the merits of our case and the record from the most recent hearing in Federal District Court.

“We continue to work with regulators to gain approval to join the MISO regional transmission organization that would stretch from Canada to the Gulf of Mexico,” Leonard said.  “Despite the various hurdles we still face to accomplish our major initiatives, we believe 2011 is shaping up to be a transformational year in achieving our corporate strategy.”

Entergy’s business highlights include the following:

•	All Utility operating companies filed reports with retail regulators outlining expected benefits of joining MISO.
•
Entergy Wholesale Commodities announced the sale to Con Edison of 500 MWs of unit and license renewal contingent energy and firm capacity from the Indian Point Energy Center for a five year term beginning in 2013.

•	The New York Public Service Commission issued an order resolving the Show Cause proceeding related to notification requirements.
•	Entergy announced that the company’s board of directors voted to approve the fabrication of fuel and the refueling of the Vermont Yankee nuclear power plant in October.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, August 2, 2011, with access by telephone, (719) 457-2080, confirmation code 8424061.  The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com.  A replay of the teleconference will be available through August 9, 2011, by dialing (719) 457-0820, confirmation code 8424061.  The replay will also be available on Entergy’s website at www.entergy.com.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for second quarter and year-to-date 2011 versus 2010, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  Utility’s earnings increased quarter-over-quarter as a result of higher net revenue due to increased retail sales volume as well as pricing adjustments from previous rate actions.  Lower interest expense also contributed to the higher Utility earnings.  Entergy Wholesale Commodities’ second quarter 2011 operational earnings were lower than the same quarter last year as a result of lower net revenue due primarily to lower pricing.  Also contributing to the lower operational results at Entergy Wholesale Commodities was a higher effective income tax rate.  Parent and Other’s operational results increased in the current period compared to a year ago due primarily to lower income tax expense on Parent & Other activities.  Entergy’s results for the current period also reflect the positive effect of accretion associated with the company’s share repurchase programs.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2011 vs. 2010 (see Appendix E for definitions of certain measures)
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported
Utility	1.39	1.18	0.21	2.30	1.91	0.39
Entergy Wholesale Commodities	0.36	0.55	(0.19)	1.04	1.01	0.03
Parent & Other	0.01	(0.08)	0.09	(0.20)	(0.15)	(0.05)
Consolidated As-Reported Earnings	1.76	1.65	0.11	3.14	2.77	0.37

Less Special Items
Utility	-	-	-	-	-	-
Entergy Wholesale Commodities	-	(0.08)	0.08	-	(0.36)	0.36
Parent & Other	-	0.02	(0.02)	-	0.10	(0.10)
Consolidated Special Items	-	(0.06)	0.06	-	(0.26)	0.26

Operational
Utility	1.39	1.18	0.21	2.30	1.91	0.39
Entergy Wholesale Commodities	0.36	0.63	(0.27)	1.04	1.37	(0.33)
Parent & Other	0.01	(0.10)	0.11	(0.20)	(0.25)	0.05
Consolidated Operational Earnings	1.76	1.71	0.05	3.14	3.03	0.11
Weather Impact	0.18	0.09	0.09	0.28	0.26	0.02

Detailed earnings variance analysis is included in Appendix A-1 and Appendix A-2 to this release.  In addition, Appendix A-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in second quarter 2011 was $654 million compared to $794 million in second quarter 2010.  The overall quarterly decrease was due primarily to:

•	Decreased deferred fuel cost collections
•	A reduction in Entergy Wholesale Commodities’ net revenue

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarterly and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Second Quarter and Year-to-Date 2011 vs. 2010
(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility	507	577	(70)	640	993	(353)
Entergy Wholesale Commodities	173	231	(58)	381	520	(139)
Parent & Other	(26)	(14)	(12)	(44)	(45)	1
Total Net Cash Flow Provided by Operating Activities	654	794	(140)	977	1,468	(491)

II.	Utility

In second quarter 2011, Utility’s as-reported and operational earnings were $1.39 per share compared to $1.18 per share on the same bases in second quarter 2010.  Earnings for the Utility in the current quarter reflect higher net revenue due to increased sales volume, including the effects of significantly warmer-than-normal weather, and the net effect of rate adjustments at Entergy Arkansas, Entergy Texas and Entergy New Orleans.  Lower interest expense resulting from refinancing of long-term debt at lower interest rates as well as the absence of an interest charge recorded on a fuel audit refund in 2010 also contributed to the Utility’s earnings increase.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:

•	Residential sales in second quarter 2011, on a weather-adjusted basis, decreased 0.5 percent compared to second quarter 2010.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 0.3 percent quarter over quarter.
•	Industrial sales in the second quarter increased 2.8 percent compared to the same quarter of 2010.

Retail sales growth was positive for the quarter at 2.9 percent, or 1.1 percent on a weather-adjusted basis.  Results were mixed across the jurisdictions.  Entergy Texas produced the strongest sales growth, including a 15.1 percent increase in industrial sales due largely to expansions.  Entergy Arkansas sales were down slightly compared to the same period a year ago with a decrease in industrial sales.  Residential sales increased 3.7 percent as compared to the second quarter of 2010, but were slightly below last year on a weather-adjusted basis, reflecting an increase in the number of customers but a decrease in the usage per customer.  Industrial sales growth leveled off somewhat after significant growth since the beginning of 2010.  Entergy’s service territory continues to benefit from expansions, while there has been some pullback in the paper and wood segments and small industrials.

Table 4 provides a comparative summary of the Utility’s operational performance measures.

Table 4: Utility Operational Performance Measures
Second Quarter and Year-to-Date 2011 vs. 2010 (see Appendix E for definitions of measures)

	Second Quarter				Year-to-Date
	2011	2010	% Change	% Weather Adjusted	2011	2010	% Change	% Weather Adjusted
GWh billed
Residential	7,993	7,705	3.7%	(0.5)%	17,034	17,350	(1.8)%	0.6%
Commercial and governmental	7,548	7,384	2.2%	0.3%	14,580	14,448	0.9%	(0.2)%
Industrial	10,140	9,862	2.8%	2.8%	19,657	18,596	5.7%	5.7%
Total Retail Sales	25,681	24,951	2.9%	1.1%	51,271	50,394	1.7%	2.3%
Wholesale	1,036	971	6.7%		1,983	2,287	(13.3)%
Total Sales	26,717	25,922	3.1%		53,254	52,681	1.1%
O&M expense per MWh	$19.09	$19.21	(0.6)%		$18.49	$18.24	1.4%
Number of retail customers
Residential					2,368,321	2,351,556	0.7%
Commercial and governmental					353,662	350,313	1.0%
Industrial					44,476	45,841	(3.0)%

Appendix B provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $0.36 per share on as-reported and operational bases in second quarter 2011, compared to as-reported earnings of $0.55 per share and operational earnings of $0.63 per share in second quarter 2010.  Entergy Wholesale Commodities’ operational earnings declined largely as a result of lower net revenue with decreased pricing.  A higher effective income tax rate resulting from changes in Michigan tax law stemming from legislation enacted in May 2011 also contributed to the Entergy Wholesale Commodities’ earnings decline.

Table 5 provides a comparative summary of Entergy Wholesale Commodities’ operational performance measures.

Table 5: Entergy Wholesale Commodities’ Operational Performance Measures
Second Quarter and Year-to-Date 2011 vs. 2010 (see Appendix E for definitions of measures)

	Second Quarter			Year-to-Date
	2011	2010	% Change	2011	2010	% Change
Owned Capacity	6,016	6,351	(5.3)%	6,016	6,351	(5.3)%
GWh billed	10,652	10,498	1.5%	21,171	21,626	(2.1)%
Average realized price per MWh	$52.32	$58.15	(10.0)%	$54.64	$58.23	(6.2)%
Non-fuel O&M expense/purchased power per MWh (a)	$26.87	$26.93	(0.2)%	$25.91	$25.37	2.1%

EWC Nuclear Fleet
Capacity factor	91%	90%	1.1%	91%	92%	(1.1)%
GWh billed	9,993	9,868	1.3%	19,906	20,123	(1.1)%
Average realized price per MWh	$52.38	$57.69	(9.2)%	$54.91	$58.22	(5.7)%
Production cost per MWh (a)	$25.96	$24.40	6.4%	$24.99	$24.05	3.9%
Refueling outage days:
Indian Point 2	-	11		-	33
Indian Point 3	7	-		30	-
Palisades	-	-		-	-
Pilgrim	25	-		25	-
Vermont Yankee	-	29		-	29

(a)	Second quarter and year-to-date periods in 2010 exclude the effect of the special item for non-utility nuclear spin-off expenses.

Table 6 provides capacity and generation sold forward projections for Entergy Wholesale Commodities.

Table 6: Entergy Wholesale Commodities’ Capacity and Generation Projected Sold Forward
Third Quarter 2011 through 2015 (see Appendix E for definitions of measures)
	Balance of 2011	2012	2013	2014	2015
Energy
Planned TWh of generation (b)	21	41	40	41	41
Percent of planned generation sold forward
Unit-contingent	76%	59%	36%	14%	12%
Unit-contingent with availability guarantees	20%	14%	16%	13%	13%
Firm LD	3%	24%	24%	8%	–%
Offsetting positions	(3)%	(10)%	–%	–%	–%
Total energy sold forward	96%	87%	76%	35%	25%
Average revenue under contract per MWh (c) (d)	$54	$49	$45 - 51	$49 - 55	$49 - 57

Capacity
Planned net MW in operation (b)	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	18%	16%	16%	16%
Capacity contracts	33%	30%	26%	25%	11%
Total capacity sold forward	59%	48%	42%	41%	27%
Average capacity contract price per kW per month	$2.4	$2.9	$3.2	$3.1	$2.9

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	96%	87%	74%	37%	25%
Average contract revenue per MWh (c) (d)	$55	$51	$49	$54	$56

(b)
Assumes successful license renewal at all plants.  NRC license renewal applications are in process for three units (with current license expirations noted parenthetically): Pilgrim (6/8/2012), Indian Point 2 (9/28/2013), and Indian Point 3 (12/12/2015).  In addition, two Entergy subsidiaries filed a complaint in federal court seeking declaratory and injunctive relief to prevent the state of Vermont from forcing Vermont Yankee to cease operation on March 21, 2012.

(c)	A portion of EWC’s total planned generation sold forward through March 2012 is associated with the Vermont Yankee contract, for which pricing may be adjusted.
(d)
Average revenue under contract may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.  Also, average revenue under contract excludes payments owed under the value sharing agreement with the New York Power Authority.

IV.	Parent & Other

Parent & Other reported as-reported and operational earnings of $0.01 per share in second quarter 2011 compared to a loss of $(0.08) per share on an as-reported basis and $(0.10) per share on an operational basis in the second quarter of 2010.  Lower income tax expense on Parent & Other activities was the primary factor driving results for the quarter.  Income tax expense was lower due to reversal of a tax reserve.

V.	2011 Earnings Guidance

Entergy affirmed its 2011 earnings guidance in the range of $6.35 to $6.85 per share on both as-reported and operational bases.  Year-over-year changes are shown as point estimates and are applied to 2010 earnings to compute the 2011 guidance midpoint.  Drivers for the 2011 guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.  The 2011 earnings guidance is detailed in Table 7 below.

Table 7: 2011 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Prepared October 2010 (e)
Segment	Description of Drivers	2010 Earnings per Share	Expected Change	2011 Guidance Midpoint	2011 Guidance Range

Utility	2010 Operational Earnings per Share	4.33
	Adjustment to normalize weather		(0.62)
	Increased net revenue due to sales growth and rate actions		0.45
	Decreased non-fuel operation and maintenance expense		0.20
	Increased depreciation expense		(0.10)
	Increased other income		0.10
	Lower effective income tax rate		0.15
	Accretion / other		0.19
	Subtotal	4.33	0.37	4.70

Entergy Wholesale Commodities	2010 Operational Earnings per Share	3.13
	Decreased net revenue from nuclear assets due to lower pricing net of higher volume		(0.35)
	Flat non-fuel operation and maintenance expense for nuclear operations		–
	Increased depreciation expense on nuclear assets		(0.05)
	Higher effective income tax rate		(0.10)
	Accretion / other		(0.03)
	Subtotal	3.13	(0.53)	2.60

Parent & Other	2010 Operational Earnings per Share	(0.36)
	Increased Parent non-fuel operation and maintenance expense		(0.10)
	Increased Parent interest expense		(0.10)
	Increased preferred dividend requirements		(0.10)
	Accretion / other		(0.04)
	Subtotal	(0.36)	(0.34)	(0.70)

Consolidated Operational	2011 Operational Earnings per Share Guidance Range	7.10	(0.50)	6.60	6.35 – 6.85

Consolidated As-Reported	2010 As-Reported Earnings per Share	6.66
	Changes detailed above		(0.50)
	2010 special items for non-utility nuclear spin-off expenses		0.44
	2011 As-Reported Earnings per Share Guidance Range	6.66	(0.06)	6.60	6.35 – 6.85

(e)	Updated February 2011 to reflect 2010 final results.

Key assumptions supporting 2011 earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 2 percent on a weather-adjusted basis; around 1 percent on a normalized basis excluding the effects of industrial expansion and cogen loss
•	Increased revenue associated with rate actions
•
Decreased non-fuel operation and maintenance expense resulting largely from lower compensation and benefits costs (including lower expense associated with employee stock options, which is offset in Parent & Other)

•	Increased depreciation expense associated with capital spending at the Utility, partially offset by new depreciation rates established in the Entergy Arkansas rate case effective July 2010
•	Increased other income largely due to affiliate dividend income arising out of the use of proceeds from storm cost financings in Louisiana, offset at Parent & Other
•	Lower effective income tax rate in 2011
•	Accretion / other primarily driven by the effect of 2010 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the EWC nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30 day refueling outages at Pilgrim and Indian Point 3 in Spring 2011 and Vermont Yankee in Fall 2011

•	95 percent of energy sold under existing contracts and 5 percent sold into the spot market for the EWC nuclear fleet
•
$53/MWh average energy contract price and $40/MWh average unsold energy price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average energy price for unsold volume based on prices as of the end of June 2011 is around $45/MWh

•
$3.0/kW-month average capacity contract price and $1.2/kW-month average unsold capacity price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average capacity price for unsold volume based on prices as of the end of June 2011 is approximately $0.4/kW-month

•	Increased nuclear fuel expense reflected in net revenue
•
Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25/MWh reflecting slightly higher compensation and benefits costs due in part to a long-term workforce planning initiative and other general expense increases, offset by the absence of spending associated with remediation of the tritium leak at Vermont Yankee and the write-off of capitalized engineering costs associated with a potential uprate project in 2010

•	Increased depreciation expense on nuclear assets associated with capital spending
•	Higher effective income tax rate in 2011
•	Flat year-over-year results for the balance of EWC’s business, consisting primarily of the non-nuclear generation portfolio
•	Accretion / other including the effect of 2010 share repurchases

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to $1 billion permanent debt issued in September 2010, with proceeds used to pay down lower-cost revolving credit facility
•	Increased preferred dividend requirements largely due to affiliate dividend income at Utility described above
•	Accretion / other includes the effect of 2010 share repurchases and lower effective income tax rate in 2011

Share Repurchase Program
•
2011 average fully diluted shares outstanding of approximately 180 million, assuming completion of the $750 million repurchase program in 2010; does not assume any repurchases under the incremental $500 million share repurchase authority approved by the Board of Directors in October 2010

Other
•	Overall effective income tax rate of 35 percent in 2011
•	Pension discount rate of 6.1 percent (the final pension discount rate is 5.6 – 5.7 percent)

Earnings guidance for 2011 should be considered in association with earnings sensitivities as shown in Table 8.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are utility sales for Utility and energy prices for Entergy Wholesale Commodities.  Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2011 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2010
Variable	2011 Guidance Assumption	Description of Change	Estimated Annual Impact (f)
Utility
Sales growth Residential Commercial / Governmental Industrial	Around 2% total sales growth on a weather-adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.34
Entergy Wholesale Commodities (Based on EWC nuclear portfolio)
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.07
Energy revenues	95% energy sold at $53/MWh and 5% energy unsold at $40/MWh	$10/MWh market price change	- / + 0.07
Non-fuel operation and maintenance expense	$25/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.14
Outage (lost revenue only)	93% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $53/MWh for sold and $40/MWh for unsold volumes in 2011	- 0.04 / n/a

(f)  Based on 2010 average fully diluted shares outstanding of approximately 188 million.

VI.	Long-term Financial Outlook

Overarching Financial Aspiration

Entergy continues to aspire to deliver superior value to owners as measured by total shareholder return.  The company believes top-quartile total shareholder return is achieved by:
•	Operating the business with the highest expectations and standards;
•	Executing on earnings growth opportunities while managing commodity and other business risks;
•	Delivering returns at or above the risk-adjusted cost of capital for each initiative, project, business, etc.;
•	Maintaining credit quality and flexibility;
•	Deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends, or debt retirements; and
•	Being disciplined as either a buyer or a seller consistent with the market or Entergy’s proprietary point of view.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.  Table 9 summarizes the long-term financial outlook for 2010 through 2014.

Table 9: Long-term Financial Outlook

Category	Long-term Outlook	Assumption

Earnings	Utility net income	6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).

Entergy Wholesale Commodities results
Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business.  At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010.  However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), new environmental legislation and/or enforcement of additional environmental regulation.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments.  Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program.  Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases.  Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook.  The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.

Solid credit metrics that support ready access to capital on reasonable terms.

The long-term financial outlook should be considered in association with 2014 financial sensitivities as shown in Table 10.  These sensitivities illustrate the estimated change in earnings or Adjusted EBITDA resulting from changes in business drivers.  Estimated impacts shown in Table 10 are intended to be illustrative.

Table 10: 2014 Financial Sensitivities – Illustrative (see Appendix E for definitions of measures)
Long-term Outlook	Assumption	Drivers	Estimated Annual Impact

Utility			(Per share in U.S. $) (g)

Earnings growth	6 – 8% compound annual net income growth rate from 2010 through 2014 (2009 base)	1% retail sales growth $100 million/year investment in service 1% change in allowed ROE 1% change in non-fuel operation and maintenance expense $100 million change in debt	- / + 0.14 - / + 0.03 - / + 0.43 + / - 0.07 + / - 0.02
Entergy Wholesale Commodities (h)			(Adjusted EBITDA in U.S. $; millions)

Adjusted EBITDA	Decline in Adjusted EBITDA at current sold and forward power prices compared to 2010, plus option value	+0 – 1,500 Btu/kWh heat rate expansion +$0 – 30/ton CO2 +$0 – 4/kW-mo capacity price - / + $0 – 2/MMBtu change in Henry Hub natural gas price $1/MWh EBITDA expense	Up to 220 Up to 400 Up to 150 Down / Up to 540 +/- 40
Corporate			(Per share in U.S. $) (g)

Balanced capital investment / return / credit quality		1% change in interest rate on $1 billion debt 1% change in overall effective income tax rate $500 million share repurchase (share accretion effect only)	+ / - 0.03 + / - 0.09 + 0.20 – 0.25
(g) Based on estimated 2011 average fully diluted shares outstanding of approximately 180 million. (h) Based on EWC nuclear portfolio. Assumes successful license renewal at all plants.

VII.	Appendices

Six appendices are presented in this section as follows:

•	Appendix A includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix B provides information on selected pending local and federal regulatory cases.
•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix D provides a summary of planned capital expenditures for the next three years.
•	Appendix E provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix F provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 and Appendix A-2 provide details of second quarter and year-to-date 2011 vs. 2010 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other, and Consolidated.

Appendix A-1: As-Reported and Operational Earnings Per Share Variance Analysis
Second Quarter 2011 vs. 2010
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2010 earnings	1.18	1.18		0.55	0.63		(0.08)	(0.10)		1.65	1.71
Income taxes – other	0.02	0.02		(0.07)	(0.07)	(i)	0.22	0.22	(j)	0.17	0.17
Share repurchase effect	0.09	0.09	(k)	0.02	0.02		–	–		0.11	0.11
Interest exp. and other charges	0.06	0.06	(l)	0.02	0.02		(0.04)	(0.04)		0.04	0.04
Nuclear refueling outage exp.	0.01	0.01		–	–		–	–		0.01	0.01
Other income (deductions) - other	0.06	0.06	(m)	(0.02)	(0.02)		(0.03)	(0.03)		0.01	0.01
Taxes other than income taxes	(0.02)	(0.02)		0.01	0.01		–	–		(0.01)	(0.01)
Decommissioning exp.	–	–		(0.01)	(0.01)		–	–		(0.01)	(0.01)
Depreciation / amortization exp.	(0.01)	(0.01)		(0.02)	(0.02)		–	–		(0.03)	(0.03)
Other operation and maintenance exp.	(0.04)	(0.04)		0.06	(0.02)	(n)	(0.06)	(0.04)	(o)	(0.04)	(0.10)
Net revenue	0.04	0.04		(0.18)	(0.18)	(p)	–	–		(0.14)	(0.14)
2011 earnings	1.39	1.39		0.36	0.36		0.01	0.01		1.76	1.76

Appendix A-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-Date Second Quarter 2011 vs. 2010
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2010 earnings	1.91	1.91		1.01	1.37		(0.15)	(0.25)		2.77	3.03
Income taxes – other	0.05	0.05	(q)	–	–		0.13	0.23	(j)	0.18	0.28
Share repurchase effect	0.14	0.14	(k)	0.06	0.06	(k)	(0.01)	(0.01)		0.19	0.19
Interest exp. and other charges	0.09	0.09	(l)	0.17	0.03		(0.08)	(0.08)	(r)	0.18	0.04
Taxes other than income taxes	0.01	0.01		0.02	0.02		–	–		0.03	0.03
Nuclear refueling outage expense	0.01	0.01		(0.01)	(0.01)		–	–		–	–
Decommissioning exp.	(0.01)	(0.01)		(0.01)	(0.01)		–	–		(0.02)	(0.02)
Depreciation / amortization exp.	0.01	0.01		(0.03)	(0.04)		–	–		(0.02)	(0.03)
Other income (deductions) – other	0.08	0.08	(m)	(0.09)	(0.09)	(s)	(0.06)	(0.06)	(t)	(0.07)	(0.07)
Other operation and maintenance exp.	(0.09)	(0.09)	(u)	0.23	0.02	(n)	(0.03)	(0.03)		0.11	(0.10)
Net revenue	0.10	0.10	(v)	(0.31)	(0.31)	(p)	–	–		(0.21)	(0.21)
2011 earnings	2.30	2.30		1.04	1.04		(0.20)	(0.20)		3.14	3.14

(i)	The current quarter decrease is due primarily to changes in Michigan tax law stemming from legislation enacted in May 2011.

(j)
The increase in the current quarter and year-to-date is due primarily to the reversal of a tax reserve.  The year-to-date as-reported increase is partially offset by absence of the tax benefits recorded in the first quarter 2010 in connection with the non-utility spin-off business unwind decision.

(k)	The increase reflects accretion from Entergy’s share repurchase programs.

(l)	The increase in the quarter and year-to-date periods is due primarily to favorable debt refinancing and the absence of interest recorded on a fuel audit refund in the second quarter of 2010.

(m)
The current quarter and year-to-date increase is due to higher affiliate dividend income with Parent & Other arising out of the use of proceeds from Louisiana storm cost financings, partially offset by the absence of storm-related carrying charges recorded in 2010; the current quarter increase is also partly due to higher earnings on decommissioning trust investments, which is offset in Utility net revenue.

(n)
The as-reported increase in the quarter and year-to-date periods is due primarily to the absence of expenses recorded in 2010 associated with the non-utility nuclear spin-off and business unwind decision.

(o)	The as-reported decrease in the quarter is due primarily to the absence of an expense reduction recorded in 2010 associated with the non-utility nuclear spin-off and business unwind decision.

(p)
The decrease in the current quarter and year to date is due primarily to lower pricing.  The year-to-date decrease is also attributable to lower volume, reflecting the effects of increased outage days for EWC’s nuclear fleet.

(q)	The year-to-date increase is due to favorable book and tax differences, such as depreciation and flow through items.

(r)	The decrease year-to-date is due primarily to higher interest rates on $1 billion of Parent notes issued in September 2010.

(s)	The year-to-date decrease is due primarily to lower affiliate interest income (offset at Parent & Other) and lower realized gains on decommissioning trust investments.

(t)
The decrease year-to-date is due to the elimination of higher affiliate dividend income at the Utility as described in (o), partially offset by the elimination of lower affiliate interest income as described in (u).

(u)
The year-to-date decrease is due primarily to higher Nuclear, Legal, and Energy Delivery function spending, partially offset by lower Fossil spending resulting from fewer outages in the first half of 2011 as compared to 2010 and nuclear insurance refunds received in 2011.

Utility Net Revenue Variance Analysis 2011 vs. 2010 ($ EPS)
Second Quarter		Year-to-Date
Weather	0.09	Weather	0.02
Sales growth/ pricing	0.02	Sales growth/ pricing	0.18
Other	(0.07)	Other	(0.10)
Total	0.04	Total	0.10
(v)
The increase in the current quarter and year-to-date periods reflects higher sales growth including the effects of weather, as well as the net effect of pricing adjustments resulting from rate actions in Arkansas, New Orleans, and Texas.  Partially offsetting was lower wholesale revenue.

Appendix A-3 lists special items by business with quarter-to-quarter and year-to-date comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are not routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix A-3: Special Items (shown as positive / (negative) impact on earnings)
Second Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility
None	-	-	-	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (w)	-	(0.08)	0.08	-	(0.36)	0.36

Parent & Other
Non-utility nuclear spin-off expenses (w)	-	0.02	(0.02)	-	0.10	(0.10)
Total Special Items	-	(0.06)	0.06	-	(0.26)	0.26

(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility
None	-	-	-	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (w)	-	(14.5)	14.5	-	(68.8)	68.8

Parent & Other
Non-utility nuclear spin-off expenses (w)	-	4.0	(4.0)	-	18.5	(18.5)
Total Special Items	-	(10.5)	10.5	-	(50.3)	50.3

(w) Includes non-utility nuclear spin-off expenses for outside services to pursue the previously planned spin-off and the charge in connection with the business unwind decision in 2010.

B.	Regulatory Summary

Appendix B provides a summary of selected regulatory cases and events that are pending.

Appendix B: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion filed 6/10 based on 6/30/09 test yr, with known and measurable changes through 6/30/10
Rate Case Recent Activity:  None.
Background:  EAI implemented a $63.7 million rate increase in the first billing cycle of July 2010 pursuant to the settlement approved by the Arkansas Public Service Commission (APSC) in June 2010, which authorized a 10.2 percent allowed return on equity.

System Agreement / RTO Investigation Docket Recent Activity:  On May 12, 2011, EAI filed “An Evaluation of the Alternative Transmission Arrangements Available to the Entergy Operating Companies and Support for Proposal to Join MISO.” The target implementation date for joining the Midwest Independent System Operator (MISO) is December 2013, concurrent with EAI’s exit of the system agreement.  Two contingency plans for post-system agreement readiness were also presented reflecting EAI-only joining MISO and EAI operating as a standalone balancing authority within the Independent Coordinator of Transmission (ICT) arrangement. Since then, the company has participated in technical conferences and meetings and provided additional details on the analysis, including an explanation of the EAI-specific costs and benefits, timeline for implementation, and description of internal and external approvals for each of EAI’s viable options for post-System Agreement operations. An evidentiary hearing is scheduled for September 7, 2011. The APSC indicated they expect to issue an order well in advance of December 18, 2011. In addition, EAI expects to submit change of control filings later this year. Federal Energy Regulatory Commission (FERC) filings to establish the Entergy zonal rate under the MISO Open Access Transmission Tariff are targeted for late 2012 or early 2013.
Background:  On February 11, 2010, the APSC issued a Show Cause order opening an inquiry into EAI’s transition plans for post-system agreement operation. On April 25, 2011, Entergy announced that, after comprehensive review and analysis, the company concluded that joining MISO will provide meaningful long-term benefits for the customers of the Entergy operating companies.

Hot Spring Acquisition Recent Activity:  On July 15, 2011, EAI filed an application with the APSC seeking approval of the Hot Spring acquisition and rider recovery concurrent with closing of the acquisition. This filing follows notification on June 13, 2011 of approval of the sale by KGen shareholders.
Background:  On April 29, 2011, EAI announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility (Hot Spring), a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Arkansas, from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation. The total expected cost is $277 million (or $447/kW) including the purchase price of approximately $253 million (or $408/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades (a transmission study estimates that the acquisition could require investment for supplemental upgrades to Entergy’s transmission system, but there are uncertainties to be resolved associated with the results of this study).  The purchase is contingent upon, among other things, obtaining necessary approvals (including full cost recovery) from various federal and state regulatory and permitting agencies. These include regulatory approvals from the APSC and FERC, as well as clearance under the Hart-Scott-Rodino anti-trust law. Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is expected to occur in mid-2012.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base:              $2.4 billion (electric) filed 5/11 based on 12/31/10 test yr
$0.05 billion (gas) filed 4/11 based on 9/30/10 test yr

Formula Rate Plan Recent Activity:  On May 27, 2011, EGSL filed its 2010 test year formula rate plan (FRP). The ROE reflected in the filing was 11.11 percent, within the earnings bandwidth resulting in no cost of service rate change. The filing also reflected a $22.8 million decrease outside of the FRP sharing mechanism for capacity costs.  In addition, EGSL is in discussions with the Louisiana Public Service Commission (LPSC) Staff regarding the renewal or extension of the FRP. The LPSC would be required to approve any such renewal or extension.
Background:  At its October 2009 Business and Executive (B&E) session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years. The new FRP was adopted for the 2008-2010 test years and retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company. As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for EGSL. In response to a depreciation rate complaint filed at FERC by the LPSC, EGSL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $45.3 million (assuming a 40 year River Bend life) or $24.4 million (60 year life). The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.2 billion filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity: On May 13, 2011, ELL filed its 2010 test year FRP. The ROE reflected in the filing was 11.07 percent, within the 0.05 percent tolerance above the earnings bandwidth resulting in no cost of service rate change. Capacity costs were essentially unchanged.  In addition, ELL is in discussions with the LPSC Staff regarding the renewal or extension of the FRP. The LPSC would be required to approve any such renewal or extension.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years. The new FRP was adopted for the 2008-2010 test years and retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company. As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for ELL. In response to a depreciation rate complaint filed at FERC by the LPSC, ELL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $96.4 million (assuming a 40 year Waterford 3 life) or $40.5 million (60 year life). The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Little Gypsy Repowering Recent Activity:  On June 1, 2011, the LPSC issued an order approving cancellation of the Little Gypsy 3 repowering project. The order also permitted ELL to securitize $200 million of investment recovery costs; carrying costs through the date that bonds are issued at the annual rate of 4 percent from March 30, 2011 through September 30, 2011, and 6.59 percent if bonds are issued after September 30, 2011; and upfront bond issuance costs. On July 21, 2011, ELL requested that the LPSC re-approve and re-issue a Financing Order to securitize investment recovery (previously approved in a June 24, 2011 Order) due to a technical error in the publication of required legal notices. The securitization financing is now targeted to be completed in September 2011, subject to LPSC review and approval of the Financing Order at a special meeting scheduled for August 10, 2011.
Background:  The LPSC voted unanimously in 2007 to approve ELL’s request to repower the 538 MW Little Gypsy unit to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal). Following a decline in natural gas prices, as well as environmental concerns, the unknown costs of carbon legislation, and changes in the capital / financial markets, the LPSC unanimously accepted ELL’s recommendation to place the Little Gypsy project in longer-term suspension of 3 years or more in May 2009. On October 27, 2009, ELL filed an application and testimony seeking LPSC authorization to cancel the Little Gypsy Unit 3 repowering project and to recover the cost incurred.

Waterford 3 Steam Generator Replacement Recent Activity:  On June 15, 2011, ELL filed a Special Monitoring Report to reflect the updated cost and schedule associated with the project. The installation schedule was revised from the Spring 2011 refueling outage to the Fall 2012 refueling outage. Additional funding of approximately $176 million is required, bringing the revised replacement project total to approximately $687 million.  Extensive inspections of the steam generators during the Spring 2011 refueling outage confirmed that Waterford 3 can operate safely for another full cycle before the replacement of the steam generator. ELL is required to report its findings to the NRC (both a condition report to be submitted upon completion of the engineering analysis and again through a report made 180 days after plant start up). ELL expects to resume the revenue requirement proceeding in Fall 2012, provided that its FRP is renewed or extended.  If the FRP is not renewed or extended, ELL anticipates filing a rate case one year prior to the in-service date of the project in order to support timely rate recovery of the project costs.  ELL is in discussions with the LPSC Staff regarding its FRP.
Background:  On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head, and control drive mechanisms. On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million was prudent and the timing concurrent with the 2011 outage was reasonable. Prudent costs are eligible for recovery through ELL’s formula rate plan, if extended, or a base rate case filing. ELL agreed to undertake a future prudence review to consider at least project management, cost controls, success in achieving stated objectives, project replacement cost, and outage length / replacement power costs. ELL also agreed to provide high level quarterly status reports on budget, schedule, and business issues. On June 30, 2010, ELL filed an application with the LPSC seeking an order certifying for inclusion in rates beginning September 2011 the estimated first-year revenue requirement for the incremental costs associated with the project. Subsequent to hydrostatic testing, which is the last step in the fabrication process before the replacement steam generators (RSGs) were to be released for delivery to the plant, Westinghouse discovered the separation of stainless steel cladding from the carbon steel base metal in the channel head of both RSGs, in areas beneath and adjacent to the divider plate. On December 17, 2010, ELL notified the LPSC that Westinghouse advised that the RSGs would not be completed and delivered in time to maintain the current project schedule for installation during the Spring 2011 refueling outage. Due to the delay in the project, the procedural schedule for the rate proceeding initiated June 30, 2010 was suspended.

Ninemile 6 Certification Recent Activity:  On June 21, 2011, ELL filed an application with the LPSC seeking approval to construct the Ninemile 6 CCGT and for EGSL to purchase up to 35 percent of the capacity and energy under a life-of-unit power purchase agreement. As reflected in the filing, the current estimated construction cost is approximately $721 million. Commercial operation is anticipated by the summer of 2015.  ELL seeks a decision in January 2012 in order to issue full notice to proceed and support a construction schedule that would allow for early completion of the project by December 2014.
Background:  The Ninemile 6 project is a proposed 550 MW combined-cycle gas turbine facility. The resource has been allocated 55 percent to ELL, 25 percent to EGSL, and 20 percent to ENOI. ENOI submitted an application to the City Council of New Orleans (CCNO) on July 8, 2011 seeking approval of its participation in the Ninemile 6 project through a life-of-unit power purchase agreement of capacity and energy. If CCNO does not approve the power purchase agreement in a timely manner then ELL and EGSL propose an allocation of 65 percent to ELL and 35 percent to EGSL.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases/Events
Retail Regulation
Entergy Mississippi Authorized ROE Range: 10.54% - 12.72% (per FRP filing) Last Filed Rate Base: $1.6 billion filed 3/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  On June 23, 2011, EMI filed a Depreciation Study, requesting that new rates become effective with the next base rate change. The matter remains pending before the Mississippi Public Service Commission (MPSC).
Background:  On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors; (4) eliminated the $14.5 million revenue adjustment limit and changed the 2 percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing; and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years. On March 15, 2011, EMI filed its second evaluation report under its new FRP for the 2010 test year. The filing reflected a 10.65 percent earned ROE which was within the bandwidth resulting in no change in rates. The calculated 11.63 percent FRP midpoint ROE includes the benefit of a 0.79 percent performance incentive. The filing remains subject to MPSC review.

Hinds Acquisition Recent Activity:  On July 15, 2011, EMI filed an application with the MPSC seeking certification of the Hinds acquisition and rider recovery concurrent with closing of the acquisition. This filing follows notification on June 13, 2011 of approval of the sale by KGen shareholders.
Background: On April 29, 2011, EMI announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility (Hinds), a 450 MW (summer rating) natural gas-fired combined-cycle turbine plant located in Jackson, Mississippi, from KGen Hinds, LLC, a subsidiary of KGen Power Corporation. The total expected cost is $246 million (or $547/kW) including the purchase price of approximately $206 million (or $458/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades (a transmission study estimates that the acquisition could require investment for supplemental upgrades to Entergy’s transmission system, but there are uncertainties to be resolved associated with the results of this study).  The purchase is contingent upon, among other things, obtaining necessary approvals (including full cost recovery) from various federal and state regulatory and permitting agencies. These include regulatory approvals from the MPSC and FERC, as well as clearance under the Hart-Scott-Rodino anti-trust law. Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is expected to occur in mid-2012.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric), $0.09 billion (gas) filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  On May 26, 2011, ENOI filed its 2010 test year FRP. The filing reflects incremental rate reductions of $6.5 million for electric customers and $1.1 million for gas customers. ENOI also filed a request to increase the electric and gas storm reserve rider in order to meet the original target of $75 million in the storm fund by the year 2017. The proposed increase is intended to replenish the $20 million expended for hurricanes Gustav and Ike.
Background: A new three year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009. Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth. Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning. The FRP also includes a recovery mechanism for Council-approved capacity additions plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and CCNO. The settlement also implemented energy conservation and demand side management programs.

Entergy Texas Authorized ROE: 10.125% Last Filed Rate Base: $1.6 billion filed 12/09 based on 6/30/09 adjusted test yr
Rate Case Recent Activity:  None.
Background:  ETI implemented a $17.5 million interim rate increase beginning on May 1, 2010, pursuant to a February 2010 unanimous settlement on interim rates, and the balance of the total $59 million base rate increase for usage on and after August 15, 2010, pursuant to its August 2010 stipulation and settlement agreement approved by the Public Utility Commission of Texas (PUCT) in December 2010.  Other key elements of the stipulation and settlement agreement included an additional $9 million rate increase implemented for bills rendered on and after May 2, 2011 and a 10.125 percent allowed return on equity.

Other Regulatory Activity:  No action has been taken by the PUCT on a purchased power capacity rider. The parties provided comments in June 2011 and the PUCT Staff subsequently held a technical conference. In late May the PUCT initiated a rulemaking to review recovery of distribution costs following legislation enacted on May 28, 2011. The rule, which is required to be finalized in September 2011, would apply to both ERCOT and non-ERCOT utilities and would include increases in distribution capital above amounts reflected in base rates.
Background:  On September 17, 2010, ETI submitted a petition to the PUCT to initiate a rulemaking for a proposed rule allowing for a purchased power capacity cost rider. In November 2010, the PUCT denied ETI’s petition.  However, the PUCT reversed its earlier denial and on March 10, 2011 opened a rulemaking to review recovery of purchased power capacity costs. The PUCT has not yet published a proposed rule. In the competitive generation service (CGS) tariff matter, the parties continue to explore options that could ultimately result in a settlement of all or a significant portion of the issues related to the CGS tariff. The CGS tariff was proposed by ETI as required in state legislation initially enacted in 2005 and modified in 2009.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases/Events
Wholesale Regulation
System Energy Resources, Inc. Authorized ROE: 10.94% Last Calculated Rate Base: $1.1 billion for 6/30/11 monthly cost of service
Recent Activity:  None.
Background:  10.94 percent ROE approved by July 2001 FERC order.
Grand Gulf Uprate:  Work continues on the approximate 178 MW uprate of the Grand Gulf nuclear plant. SERI owns or leases 90 percent of the plant. On November 30, 2009, the MPSC issued a Certificate of Public Convenience and Necessity for implementation of the uprate.  Completion of the uprate is targeted for 2012. The license amendment application was submitted to the NRC on September 8, 2010. Following an acceptance review period, the NRC formally accepted the submittal for review on December 22, 2010. The NRC is expected to complete its formal 12-month review in the fourth quarter of 2011.

System Agreement
Recent Activity: The 2011 bandwidth filing was made on May 27, 2011 and is pending before the FERC. The filing reflected payments from EAI to various other Utility operating companies of approximately $77.4 million. FERC issued an order on July 26, 2011 setting the 2010 bandwidth filing for hearing and settlement procedures and putting those procedures in abeyance pending further FERC order in other proceedings, in order to prevent the re-litigation of issues.
Background:  The System Agreement case addresses the allocation of production costs among the Utility operating companies. In 2005, FERC issued orders that require each Utility operating company’s production costs to be within           +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility’s operating companies, based on calendar year 2006 actual production costs. Upon appeal, the DC Circuit remanded to the FERC to reconsider its conclusion that it did not have the authority to order refunds and to also reconsider its decision to delay implementation of the bandwidth remedy. The remand is pending at FERC.
Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling approximately $1.0 billion. FERC set each of the 2007 through 2010 bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties. Requests for rehearing and clarification of a final FERC order in the 2007 bandwidth proceeding have been filed. All other bandwidth proceedings remain outstanding.
On May 25, 2010, the Utility operating companies filed testimony refuting the LPSC’s claims in its April 16, 2010 filing at FERC alleging that Entergy violated the System Agreement by permitting EAI to make non-requirements sales to non-affiliated third parties rather than making such energy available to the other Utility operating companies’ customers. A FERC ALJ issued an initial decision on December 9, 2010 finding that Entergy’s accounting for certain wholesale opportunity sales of energy by EAI to third parties in 2000 through 2009 (representing less than 0.5 percent of total system sales during the period) violated the System Agreement and warranted refunds to the Utility operating companies. The Utility operating companies and the FERC staff filed exception briefs in January requesting that the FERC reject the ALJ initial decision. Due to the need for clarification on certain aspects of the calculation, the Utility operating companies have not quantified refunds that could be required. This matter is now pending before FERC.
The System Agreement has been and continues to be the subject of ongoing litigation. As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively. On November 19, 2009, FERC accepted notices of cancellation and determined EAI and EMI are permitted to withdraw from the System Agreement following the 96 month notice period without payment of a fee or being required to otherwise compensate the remaining Utility operating companies as a result of withdrawal. On February 1, 2011, FERC denied the LPSC and CCNO’s request for rehearing of this order. The LPSC and CCNO subsequently appealed this decision to the United States Court of Appeals for the DC Circuit.

Independent Coordinator of Transmission Authorized ROE: 11.0% (x) Last Filed OATT Rate Base: $2.2 billion (y) filed 5/11 based on 12/31/10 test year
Recent Activity:  On May 12, 2011, the Utility operating companies submitted detailed analysis to their respective retail regulators supporting their conclusion that joining MISO will provide meaningful long-term benefits for customers. The Utility operating companies anticipate submitting formal proposals to those regulators later this year, with a target implementation date for joining MISO of December 2013. FERC filings to establish the Entergy zonal rate under the MISO OATT are targeted for late 2012 or early 2013.
Background:  In November 2006, the Utility operating companies installed SPP as their ICT with an initial term of four years unless Entergy filed and the FERC approved an extension beyond that four year period. The Utility operating companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system, and overseeing the weekly procurement process.
On November 16, 2010, FERC issued an order accepting the Utility operating companies’ proposal to extend the ICT arrangement with SPP by an additional term of two years, providing time for analysis of longer term structures. In addition, on December 16, 2010, FERC issued an order that granted the Entergy Regional State Committee (E-RSC) additional authority over transmission planning and cost allocation. Specifically, the E-RSC has been given authority, upon unanimous vote of all members, to direct the Utility operating companies to make a filing to propose changes to the way costs for future transmission upgrades are allocated under the Open Access Transmission Tariff (OATT) and to add specific projects to the Entergy Construction Plan. The E-RSC, comprised of one representative from each of the Utility operating company retail regulators, was formed in 2009 to consider several of the issues related to the Entergy transmission system. On April 25, 2011, Entergy announced the recommendation that all the Utility operating companies join MISO.

(x)  Applies to sales made under Entergy’s FERC-jurisdictional OATT.
(y)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

C.	Financial Performance Measures and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter.  Appendix C-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix F.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
Second Quarter 2011 vs. 2010 (see Appendix E for definitions of certain measures)

For 12 months ending June 30	2011	2010	Change
GAAP Measures
Return on average invested capital – as-reported	7.7%	8.1%	(0.4)%
Return on average common equity – as-reported	14.8%	14.8%	-
Net margin – as-reported	11.5%	11.7%	(0.2)%
Cash flow interest coverage	7.6	6.6	1.0
Book value per share	$48.62	$46.78	$1.84
End of period shares outstanding (millions)	176.8	187.5	(10.7)

Non-GAAP Measures
Return on average invested capital – operational	7.9%	8.5%	(0.6)%
Return on average common equity – operational	15.2%	15.8%	(0.6)%
Net margin – operational	11.8%	12.5%	(0.7)%

As of June 30 ($ in millions)	2011	2010	Change
GAAP Measures
Cash and cash equivalents	530	1,336	(806)
Revolver capacity	1,993	1,338	655
Total debt	12,360	11,853	507
Securitization debt	896	829	67
Debt to capital ratio	58.1%	56.6%	1.5%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	101	111	(10)
Leases – Entergy’s share	546	530	16
Total off-balance sheet liabilities	647	641	6

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.3%	54.8%	1.5%
Total gross liquidity	2,523	2,674	(151)
Net debt to net capital ratio, excluding securitization debt	55.1%	51.6%	3.5%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	56.5%	53.2%	3.3%

Appendix C-2: Historical Performance Measures (see Appendix E for definitions of measures)
	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	10YTD	11YTD
Financial
EPS – as-reported ($)	2.32	1.64	1.12	1.65	2.62	1.26	1.38	1.76	2.77	3.14
Less – special items ($)	(0.08)	(0.11)	(0.21)	(0.06)	(0.14)	(0.04)	0.00	0.00	(0.26)	0.00
EPS – operational ($)	2.40	1.75	1.33	1.71	2.76	1.30	1.38	1.76	3.03	3.14
Trailing Twelve Months
ROIC – as-reported (%)	7.1	7.7	7.6	8.1	8.2	7.8	7.7	7.7	8.1	7.7
ROIC – operational (%)	7.5	8.1	8.0	8.5	8.7	8.2	7.9	7.9	8.5	7.9
ROE – as-reported (%)	13.2	14.9	13.8	14.8	15.5	14.6	14.8	14.8	14.8	14.8
ROE – operational (%)	14.1	15.7	14.9	15.8	16.6	15.6	15.3	15.2	15.8	15.2
Cash flow interest coverage	5.5	6.1	6.3	6.6	8.0	7.8	7.8	7.6	6.6	7.6
Debt to capital ratio (%)	56.7	57.4	57.0	56.6	57.5	57.3	57.6	58.1	56.6	58.1
Debt to capital ratio, excluding securitization debt (%)	56.1	55.6	55.2	54.8	55.6	55.3	55.7	56.3	54.8	56.3
Net debt to net capital ratio, excluding securitization debt (%)	53.4	51.5	51.3	51.6	50.9	52.1	54.0	55.1	51.6	55.1
Utility
GWh billed
Residential	11,213	7,421	9,645	7,705	12,365	7,750	9,042	7,993	17,350	17,034
Commercial & Gov’t	8,794	7,240	7,064	7,384	9,341	7,504	7,032	7,548	14,448	14,580
Industrial	9,473	9,235	8,733	9,862	10,276	9,880	9,516	10,140	18,596	19,657
Wholesale	1,164	998	1,317	971	1,063	1,021	947	1,036	2,287	1,983
O&M expense/MWh	$15.77	$20.18	$17.29	$19.21	$16.41	$21.18	$17.89	$19.09	$18.24	$18.49
Reliability
SAIFI	1.7	1.8	1.7	1.8	1.8	1.7	1.7	1.7	1.8	1.7
SAIDI	203	210	213	206	197	187	190	202	206	202
Entergy Wholesale Commodities
Owned Capacity	6,351	6,351	6,351	6,351	6,351	6,351	6,016	6,016	6,351	6,016
GWh billed	11,718	11,821	11,128	10,498	10,736	10,320	10,519	10,652	21,626	21,171
Avg. realized revenue per MWh	$60.53	$59.62	$58.31	$58.15	$61.51	$58.16	$56.98	$52.32	$58.23	$54.64
Non-fuel O&M expense / purchased power per MWh (z)	$23.36	$25.20	$23.90	$26.93	$29.59	$26.74	$24.95	$26.87	$25.37	$25.91
	EWC Nuclear Operational Measures
Capacity factor (%)	100	99	94	90	91	86	91	91	92	91
GWh billed	10,876	11,052	10,255	9,868	9,888	9,644	9,913	9,993	20,123	19,906
Avg. realized revenue per MWh	$61.70	$59.43	$58.72	$57.69	$61.41	$58.80	$57.46	$52.38	$58.22	$54.91
Production cost per MWh (z)	$22.57	$23.20	$23.70	$24.40	$27.79	$25.23	$24.01	$25.96	$24.05	$24.99

(z)	2009 and 2010 excludes the effect of the non-utility nuclear spin-off expenses special item at Entergy Wholesale Commodities.

D.	Planned Capital Expenditures

The capital plan for 2011 through 2013 anticipates $7.4 billion for investment, including $2.9 billion of maintenance capital, as shown in Appendix D.  The remaining $4.5 billion is for specific investments and other initiatives such as:

•
Utility:  the Utility’s portfolio transformation strategy including the 580 MW Acadia Unit 2 acquisition (including planned plant upgrades, transaction costs, and contingencies), an approximate 178 MW uprate project at Grand Gulf and the three resource additions identified in the Summer 2009 Long-Term RFP, including the 620 MW Hot Spring and 450 MW Hinds power plant acquisitions announced in April 2011, subject to pending regulatory approvals and assuming closing in mid-2012, and the construction of a new 550 MW facility at Entergy Louisiana’s Ninemile Point plant site, as well as the associated transmission investment. Other committed spending includes environmental compliance spending; transmission upgrades; spending to comply with NERC transmission planning rules; and approximately $190 million in 2011 for completion of the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit. The effect of the delay in the Waterford 3 replacement steam generators (which, as discussed more fully in Appendix B, was previously planned for installation in the spring 2011) is not reflected in the Utility capital plan.

•
Entergy Wholesale Commodities: dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the fleet, NYPA value sharing, the Indian Point independent safety evaluation, and wedgewire screens at the Indian Point site.

Appendix D: 2011 – 2013 Planned Capital Expenditures
($ in millions) – Prepared February 2011
	2011	2012	2013	Total
Maintenance capital
Utility
Generation	126	135	123	384
Transmission	193	209	207	609
Distribution	440	451	448	1,339
Other	89	100	90	279
Utility Total	848	895	868	2,611
Entergy Wholesale Commodities	93	93	111	297
Maintenance capital subtotal	941	988	979	2,908
Other capital commitments
Utility
Generation	1,098	1,071	628	2,797
Transmission	213	252	223	688
Distribution	30	26	14	70
Other	44	46	57	147
Utility Total	1,385	1,395	922	3,702
Entergy Wholesale Commodities	273	268	264	805
Other capital commitments subtotal	1,658	1,663	1,186	4,507
Total Planned Capital Expenditures	2,599	2,651	2,165	7,415

E.	Definitions

Appendix E provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities
Owned capacity
Installed capacity owned and operated by Entergy Wholesale Commodities, including investments in wind generation accounted for under the equity method of accounting; EWC’s 335 MW ownership position in the Harrison County power plant was sold on December 31, 2010

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed for Entergy Wholesale Commodities plants, excluding revenue from the amortization of the Palisades below-market PPA and investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Entergy Wholesale Commodities - Nuclear
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
GWh billed	Total number of GWh billed to all customers
Average realized revenue per MWh	As-reported revenue per MWh billed for Entergy Wholesale Commodities nuclear plants, excluding revenue from the amortization of the Palisades below-market PPA
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by Entergy Wholesale Commodities nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Planned net MW in operation	Amount of capacity to be available to generate power and/or sell capacity considering uprates planned to be completed during the year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average revenue under contract per MWh or per kW per month
Revenue on a per unit basis at which generation output, capacity, or combination of both is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades.  Revenue may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at Entergy Wholesale Commodities
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt	Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas and the 2009 ice storm at Entergy Arkansas

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income, excluding decommissioning expense, other than temporary impairment losses on decommissioning trust fund assets and special items

Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalent, excluding securitization debt

F.	GAAP to Non-GAAP Reconciliations

Appendix F-1 and Appendix F-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix F-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11
As-reported Net Income-rolling 12 months (A)	1,088	1,231	1,210	1,298	1,336	1,250	1,285	1,285
Preferred dividends	20	20	20	20	20	20	20	20
Tax effected interest expense	361	351	372	368	358	354	327	320
As-reported Net Income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,469	1,602	1,602	1,686	1,714	1,624	1,632	1,625

Special items in prior quarters	(54)	(49)	(53)	(76)	(71)	(75)	(42)	(32)

Special items in current quarter
Nuclear spin-off expenses	(15)	(21)	(40)	(10)	(25)	(7)	-	-
Total special items (C)	(69)	(71)	(94)	(87)	(96)	(82)	(42)	(32)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,538	1,673	1,696	1,773	1,810	1,706	1,674	1,657

Operational earnings, rolling 12 months (A-C)	1,157	1,302	1,304	1,385	1,432	1,332	1,327	1,317

Average invested capital (D)	20,629	20,748	21,149	20,761	20,802	20,781	21,093	21,101

Average common equity (E)	8,230	8,290	8,745	8,769	8,608	8,555	8,698	8,684

Operating revenues (F)	11,248	10,746	10,716	11,058	11,453	11,488	11,269	11,210

ROIC – as-reported % (B/D)	7.1	7.7	7.6	8.1	8.2	7.8	7.7	7.7

ROIC – operational % ((B-C)/D)	7.5	8.1	8.0	8.5	8.7	8.2	7.9	7.9

ROE – as-reported % (A/E)	13.2	14.9	13.8	14.8	15.5	14.6	14.8	14.8

ROE – operational % ((A-C)/E)	14.1	15.7	14.9	15.8	16.6	15.6	15.3	15.2

Net margin – as-reported % (A/F)	9.7	11.5	11.3	11.7	11.7	10.9	11.4	11.5

Net margin – operational % ((A-C)/F)	10.3	12.1	12.2	12.5	12.5	11.6	11.8	11.8

Appendix F-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11
Gross debt (A)	11,522	12,014	12,152	11,853	12,247	11,816	12,018	12,360
Less securitization debt (B)	301	838	838	829	940	931	910	896
Gross debt, excluding securitization debt (C)	11,221	11,176	11,314	11,024	11,307	10,885	11,108	11,464
Less cash and cash equivalents (D)	1,131	1,710	1,657	1,336	1,931	1,294	726	530
Net debt, excluding securitization debt (E)	10,090	9,466	9,657	9,688	9,376	9,591	10,382	10,934

Total capitalization (F)	20,315	20,939	21,322	20,935	21,290	20,623	20,864	21,268
Less securitization debt (B)	301	838	838	829	940	931	910	896
Total capitalization, excluding securitization debt (G)	20,014	20,101	20,484	20,106	20,350	19,692	19,954	20,372
Less cash and cash equivalents (D)	1,131	1,710	1,657	1,336	1,931	1,294	726	530
Net capital, excluding securitization debt (H)	18,883	18,391	18,827	18,770	18,419	18,398	19,228	19,842

Debt to capital ratio % (A/F)	56.7	57.4	57.0	56.6	57.5	57.3	57.6	58.1

Debt to capital ratio, excluding securitization debt % (C/G)	56.1	55.6	55.2	54.8	55.6	55.3	55.7	56.3

Net debt to net capital ratio, excluding securitization debt % (E/H)	53.4	51.5	51.3	51.6	50.9	52.1	54.0	55.1

Off-balance sheet liabilities (I)	567	646	644	641	638	653	650	647

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	54.8	53.1	52.9	53.2	52.5	53.8	55.5	56.5

Revolver capacity (J)	1,647	1,464	1,417	1,338	2,216	2,354	2,258	1,993

Gross liquidity (D+J)	2,778	3,174	3,074	2,674	4,147	3,648	2,984	2,523

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions, and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
June 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$91,985	$2,978	$5	$94,968
Temporary cash investments	133,965	295,620	5,305	434,890
Total cash and cash equivalents	225,950	298,598	5,310	529,858
Securitization recovery trust account	33,938	-	-	33,938
Notes receivable	20,000	1,222,384	(1,242,384)	-
Accounts receivable:
Customer	506,262	187,675	-	693,937
Allowance for doubtful accounts	(30,800)	(202)	-	(31,002)
Associated companies	13,872	89,262	(103,134)	-
Other	147,362	14,840	(12)	162,190
Accrued unbilled revenues	377,613	364	-	377,977
Total accounts receivable	1,014,309	291,939	(103,146)	1,203,102
Deferred fuel costs	111,444	-	-	111,444
Accumulated deferred income taxes	141,095	99,219	(233,339)	6,975
Fuel inventory - at average cost	209,377	3,605	-	212,982
Materials and supplies - at average cost	548,565	320,776	-	869,341
Deferred nuclear refueling outage costs	119,814	167,468	-	287,282
System agreement cost equalization	66,351	-	-	66,351
Prepaid taxes	118,457	238,326	(52,166)	304,617
Prepayments and other	89,839	144,702	2,711	237,252
TOTAL	2,699,139	2,787,017	(1,623,014)	3,863,142

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	169,311	(1,272,410)	44,172
Decommissioning trust funds	1,641,261	2,133,765	-	3,775,026
Non-utility property - at cost (less accumulated depreciation)	171,536	72,880	16,198	260,614
Other	370,773	11,317	30,000	412,090
TOTAL	3,330,841	2,387,273	(1,226,212)	4,491,902

PROPERTY, PLANT, AND EQUIPMENT

Electric	33,887,847	4,288,405	3,412	38,179,664
Property under capital lease	790,533	-	-	790,533
Natural gas	336,374	440	-	336,814
Construction work in progress	1,435,152	364,076	678	1,799,906
Nuclear fuel	770,273	680,814	-	1,451,087
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,220,179	5,333,735	4,090	42,558,004
Less - accumulated depreciation and amortization	17,034,361	884,460	330	17,919,151
PROPERTY, PLANT AND EQUIPMENT - NET	20,185,818	4,449,275	3,760	24,638,853

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	841,137	-	-	841,137
Other regulatory assets	3,736,785	-	-	3,736,785
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	27,861	8,375	44,674	80,910
Other	248,008	738,535	(58,885)	927,658
TOTAL	5,400,092	749,983	(14,211)	6,135,864
		-
TOTAL ASSETS	$31,615,890	$10,373,548	$(2,859,677)	$39,129,761

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$100,027	$28,035	$-	$128,062
Notes payable and commercial paper:
Associated companies	-	96,698	(96,698)	-
Other	130,795	-	-	130,795
Account payable:
Associated companies	14,502	10,135	(24,637)	-
Other	844,806	198,795	616	1,044,217
Customer deposits	345,079	-	-	345,079
Accumulated deferred income taxes	16,169	151	82,827	99,147
Interest accrued	162,086	2,602	13,592	178,280
Deferred fuel costs	15,142	-	-	15,142
Obligations under capital leases	3,599	-	-	3,599
Pension and other postretirement liabilities	34,216	6,019	-	40,235
System agreement cost equalization	66,351	-	-	66,351
Other	83,708	105,371	2,418	191,497
TOTAL	1,816,480	447,806	(21,882)	2,242,404

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,824,548	1,169,024	(126,414)	8,867,158
Accumulated deferred investment tax credits	284,852	-	-	284,852
Obligations under capital leases	40,177	-	-	40,177
Other regulatory liabilities	578,821	-	-	578,821
Decommissioning and retirement cost liabilities	1,746,419	1,472,462	-	3,218,881
Accumulated provisions	383,141	2,413	4,535	390,089
Pension and other postretirement liabilities	1,500,931	441,754	-	1,942,685
Long-term debt	9,030,384	132,403	2,894,581	12,057,368
Other	711,677	676,853	(789,515)	599,015
TOTAL	22,100,950	3,894,909	1,983,187	27,979,046

Subsidiaries' preferred stock without sinking fund	186,510	85,992	(55,757)	216,745

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,734,283	1,215,216	5,366,132
Retained earnings	3,064,401	3,782,375	2,110,740	8,957,516
Accumulated other comprehensive income (loss)	(104,352)	29,196	-	(75,156)
Less - treasury stock, at cost (77,919,322 shares in 2011)	120,000	-	5,533,474	5,653,474
Total common shareholders' equity	7,417,950	5,944,841	(4,765,225)	8,597,566
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,511,950	5,944,841	(4,765,225)	8,691,566

TOTAL LIABILITIES AND EQUITY	$31,615,890	$10,373,548	$(2,859,677)	$39,129,761

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$70,182	$5,249	$859	$76,290
Temporary cash investments	751,403	448,541	18,238	1,218,182
Total cash and cash equivalents	821,585	453,790	19,097	1,294,472
Securitization recovery trust account	43,044	-	-	43,044
Notes receivable	-	1,065,356	(1,065,356)	-
Accounts receivable:
Customer	385,383	217,413	-	602,796
Allowance for doubtful accounts	(31,575)	(202)	-	(31,777)
Associated companies	20,214	66,807	(87,021)	-
Other	150,369	10,893	400	161,662
Accrued unbilled revenues	302,787	114	-	302,901
Total accounts receivable	827,178	295,025	(86,621)	1,035,582
Deferred fuel costs	64,659	-	-	64,659
Accumulated deferred income taxes	8,472	-	-	8,472
Fuel inventory - at average cost	205,258	2,262	-	207,520
Materials and supplies - at average cost	548,758	318,150	-	866,908
Deferred nuclear refueling outage costs	64,463	153,960	-	218,423
System agreement cost equalization	52,160	-	-	52,160
Prepaid taxes	190,349	111,919	(461)	301,807
Prepayments and other	64,127	174,854	7,055	246,036
TOTAL	2,890,053	2,575,316	(1,126,286)	4,339,083

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	291,453	(1,398,027)	40,697
Decommissioning trust funds	1,542,832	2,052,884	-	3,595,716
Non-utility property - at cost (less accumulated depreciation)	166,671	72,869	18,307	257,847
Other	364,937	11,009	30,000	405,946
TOTAL	3,221,711	2,428,215	(1,349,720)	4,300,206

PROPERTY, PLANT, AND EQUIPMENT

Electric	33,007,394	4,142,255	3,412	37,153,061
Property under capital lease	800,078	-	-	800,078
Natural gas	330,168	440	-	330,608
Construction work in progress	1,300,207	360,689	664	1,661,560
Nuclear fuel	760,140	617,822	-	1,377,962
TOTAL PROPERTY, PLANT AND EQUIPMENT	36,197,987	5,121,206	4,076	41,323,269
Less - accumulated depreciation and amortization	16,669,910	804,695	309	17,474,914
PROPERTY, PLANT AND EQUIPMENT - NET	19,528,077	4,316,511	3,767	23,848,355

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	845,725	-	-	845,725
Other regulatory assets	3,838,237	-	-	3,838,237
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,310	8,450	41,763	54,523
Other	205,826	771,252	(67,305)	909,773
TOTAL	5,440,399	782,775	(25,542)	6,197,632
		-
TOTAL ASSETS	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$184,291	$29,257	$86,000	$299,548
Notes payable and commercial paper:
Associated companies	-	144,497	(144,497)	-
Other	154,135	-	-	154,135
Account payable:
Associated companies	9,696	13,420	(23,116)	-
Other	878,584	300,235	2,280	1,181,099
Customer deposits	335,058	-	-	335,058
Accumulated deferred income taxes	(8,062)	49,522	7,847	49,307
Interest accrued	201,799	669	15,217	217,685
Deferred fuel costs	166,409	-	-	166,409
Obligations under capital leases	3,388	-	-	3,388
Pension and other postretirement liabilities	34,283	5,579	-	39,862
System agreement cost equalization	52,160	-	-	52,160
Other	78,689	193,497	5,412	277,598
TOTAL	2,090,430	736,676	(50,857)	2,776,249

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,514,297	924,485	134,864	8,573,646
Accumulated deferred investment tax credits	292,330	-	-	292,330
Obligations under capital leases	42,078	-	-	42,078
Other regulatory liabilities	539,026	-	-	539,026
Decommissioning and retirement cost liabilities	1,728,469	1,420,010	-	3,148,479
Accumulated provisions	388,081	2,595	4,574	395,250
Pension and other postretirement liabilities	1,700,368	474,996	-	2,175,364
Long-term debt	8,553,358	132,143	2,631,656	11,317,157
Other	712,060	696,049	(789,550)	618,559
TOTAL	21,470,067	3,650,278	1,981,544	27,101,889

Subsidiaries' preferred stock without sinking fund	186,510	85,985	(55,757)	216,738

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2010	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,566,166	1,384,675	5,367,474
Retained earnings	2,889,317	3,594,952	2,205,132	8,689,401
Accumulated other comprehensive income (loss)	(107,985)	69,773	-	(38,212)
Less - treasury stock, at cost (76,006,920 shares in 2010)	120,000	-	5,404,811	5,524,811
Total common shareholders' equity	7,239,233	5,629,878	(4,372,711)	8,496,400
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,333,233	5,629,878	(4,372,711)	8,590,400

TOTAL LIABILITIES AND EQUITY	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$21,803	$(2,271)	$(854)	$18,678
Temporary cash investments	(617,438)	(152,921)	(12,933)	(783,292)
Total cash and cash equivalents	(595,635)	(155,192)	(13,787)	(764,614)
Securitization recovery trust account	(9,106)	-	-	(9,106)
Notes receivable	20,000	157,028	(177,028)	-
Accounts receivable:
Customer	120,879	(29,738)	-	91,141
Allowance for doubtful accounts	775	-	-	775
Associated companies	(6,342)	22,455	(16,113)	-
Other	(3,007)	3,947	(412)	528
Accrued unbilled revenues	74,826	250	-	75,076
Total accounts receivable	187,131	(3,086)	(16,525)	167,520
Deferred fuel costs	46,785	-	-	46,785
Accumulated deferred income taxes	132,623	99,219	(233,339)	(1,497)
Fuel inventory - at average cost	4,119	1,343	-	5,462
Materials and supplies - at average cost	(193)	2,626	-	2,433
Deferred nuclear refueling outage costs	55,351	13,508	-	68,859
System agreement cost equalization	14,191	-	-	14,191
Prepaid taxes	(71,892)	126,407	(51,705)	2,810
Prepayments and other	25,712	(30,152)	(4,344)	(8,784)
TOTAL	(190,914)	211,701	(496,728)	(475,941)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	(122,142)	125,617	3,475
Decommissioning trust funds	98,429	80,881	-	179,310
Non-utility property - at cost (less accumulated depreciation)	4,865	11	(2,109)	2,767
Other	5,836	308	-	6,144
TOTAL	109,130	(40,942)	123,508	191,696

PROPERTY, PLANT, AND EQUIPMENT

Electric	880,453	146,150	-	1,026,603
Property under capital lease	(9,545)	-	-	(9,545)
Natural gas	6,206	-	-	6,206
Construction work in progress	134,945	3,387	14	138,346
Nuclear fuel	10,133	62,992	-	73,125
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,022,192	212,529	14	1,234,735
Less - accumulated depreciation and amortization	364,451	79,765	21	444,237
PROPERTY, PLANT AND EQUIPMENT - NET	657,741	132,764	(7)	790,498

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(4,588)	-	-	(4,588)
Other regulatory assets	(101,452)	-	-	(101,452)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	23,551	(75)	2,911	26,387
Other	42,182	(32,717)	8,420	17,885
TOTAL	(40,307)	(32,792)	11,331	(61,768)

TOTAL ASSETS	$535,650	$270,731	$(361,896)	$444,485

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(84,264)	$(1,222)	$(86,000)	$(171,486)
Notes payable and commercial paper:
Associated companies	-	(47,799)	47,799	-
Other	(23,340)	-	-	(23,340)
Account payable:
Associated companies	4,806	(3,285)	(1,521)	-
Other	(33,778)	(101,440)	(1,664)	(136,882)
Customer deposits	10,021	-	-	10,021
Accumulated deferred income taxes	24,231	(49,371)	74,980	49,840
Interest accrued	(39,713)	1,933	(1,625)	(39,405)
Deferred fuel costs	(151,267)	-	-	(151,267)
Obligations under capital leases	211	-	-	211
Pension and other postretirement liabilities	(67)	440	-	373
System agreement cost equalization	14,191	-	-	14,191
Other	5,019	(88,126)	(2,994)	(86,101)
TOTAL	(273,950)	(288,870)	28,975	(533,845)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	310,251	244,539	(261,278)	293,512
Accumulated deferred investment tax credits	(7,478)	-	-	(7,478)
Obligations under capital leases	(1,901)	-	-	(1,901)
Other regulatory liabilities	39,795	-	-	39,795
Decommissioning and retirement cost liabilities	17,950	52,452	-	70,402
Accumulated provisions	(4,940)	(182)	(39)	(5,161)
Pension and other postretirement liabilities	(199,437)	(33,242)	-	(232,679)
Long-term debt	477,026	260	262,925	740,211
Other	(383)	(19,196)	35	(19,544)
TOTAL	630,883	244,631	1,643	877,157

Subsidiaries' preferred stock without sinking fund	-	7	-	7

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011 and in 2010	-	-	-	-
Paid-in capital	-	168,117	(169,459)	(1,342)
Retained earnings	175,084	187,423	(94,392)	268,115
Accumulated other comprehensive income (loss)	3,633	(40,577)	-	(36,944)
Less - treasury stock, at cost	-	-	128,663	128,663
Total common shareholders' equity	178,717	314,963	(392,514)	101,166
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	178,717	314,963	(392,514)	101,166

TOTAL LIABILITIES AND EQUITY	$535,650	$270,731	$(361,896)	$444,485

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,212,584	$-	$(546)	$2,212,038
Natural gas	28,891	-	-	28,891
Competitive businesses	-	568,076	(5,726)	562,350
Total	2,241,475	568,076	(6,272)	2,803,279

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	486,691	76,793	(151)	563,333
Purchased power	444,110	17,225	(10,109)	451,227
Nuclear refueling outage expenses	25,355	37,612	-	62,966
Other operation and maintenance	484,627	231,351	(3,482)	712,496
Decommissioning	26,879	28,618	-	55,497
Taxes other than income taxes	104,717	24,088	411	129,215
Depreciation and amortization	218,877	44,177	1,152	264,206
Other regulatory charges (credits) - net	5,601	-	-	5,601
Total	1,796,857	459,864	(12,179)	2,244,541

OPERATING INCOME	444,618	108,212	5,907	558,738

OTHER INCOME
Allowance for equity funds used during construction	20,753	-	-	20,753
Interest and investment income	44,083	32,986	(41,147)	35,921
Miscellaneous - net	(5,500)	(6,682)	(4,779)	(16,962)
Total	59,336	26,304	(45,926)	39,712

INTEREST EXPENSE
Interest expense	121,327	4,636	10,087	136,049
Allowance for borrowed funds used during construction	(9,150)	-	-	(9,150)
Total	112,177	4,636	10,087	126,899

INCOME BEFORE INCOME TAXES	391,777	129,880	(50,106)	471,551

Income taxes	139,036	64,324	(52,407)	150,953

CONSOLIDATED NET INCOME	252,741	65,556	2,301	320,598

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$248,409	$64,873	$2,301	$315,583

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.40	$0.36	$0.01	$1.77
DILUTED	$1.39	$0.36	$0.01	$1.76

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,808,890
DILUTED				178,925,180

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,214,972	$-	$(865)	$2,214,108
Natural gas	31,136	-	-	31,136
Competitive businesses	-	622,067	(4,361)	617,706
Total	2,246,108	622,067	(5,226)	2,862,950

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	556,503	75,427	(383)	631,546
Purchased power	407,246	16,923	(7,712)	416,458
Nuclear refueling outage expenses	27,070	37,151	-	64,221
Other operation and maintenance	470,957	250,648	(21,403)	700,204
Decommissioning	25,845	26,623	-	52,467
Taxes other than income taxes	100,224	26,542	202	126,968
Depreciation and amortization	216,330	38,194	1,043	255,567
Other regulatory charges (credits) - net	(10,722)	-	-	(10,722)
Total	1,793,453	471,508	(28,253)	2,236,709

	452,655	150,559	23,027	626,241
OPERATING INCOME

OTHER INCOME
Allowance for equity funds used during construction	17,630	-	-	17,630
Interest and investment income	34,710	39,035	(38,789)	34,955
Miscellaneous - net	(4,008)	(8,459)	(4,312)	(16,780)
Total	48,332	30,576	(43,101)	35,805

INTEREST EXPENSE
Interest expense	140,090	9,230	(1,139)	148,179
Allowance for borrowed funds used during construction	(10,323)	-	-	(10,323)
Total	129,767	9,230	(1,139)	137,856

INCOME BEFORE INCOME TAXES	371,220	171,905	(18,935)	524,190

Income taxes	141,047	67,348	(4,488)	203,907

CONSOLIDATED NET INCOME	230,173	104,557	(14,447)	320,283

Preferred dividend requirements of subsidiaries	4,334	683	-	5,017

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$225,839	$103,874	$(14,447)	$315,266

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.20	$0.55	$(0.08)	$1.67
DILUTED	$1.18	$0.55	$(0.08)	$1.65

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				188,776,240
DILUTED				190,717,958

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(2,388)	$-	$319	$(2,070)
Natural gas	(2,245)	-	-	(2,245)
Competitive businesses	-	(53,991)	(1,365)	(55,356)
Total	(4,633)	(53,991)	(1,046)	(59,671)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(69,812)	1,366	232	(68,213)
Purchased power	36,864	302	(2,397)	34,769
Nuclear refueling outage expenses	(1,715)	461	-	(1,255)
Other operation and maintenance	13,670	(19,297)	17,921	12,292
Decommissioning	1,034	1,995	-	3,030
Taxes other than income taxes	4,493	(2,454)	209	2,247
Depreciation and amortization	2,547	5,983	109	8,639
Other regulatory charges (credits ) - net	16,323	-	-	16,323
Total	3,404	(11,644)	16,074	7,832

OPERATING INCOME	(8,037)	(42,347)	(17,120)	(67,503)

OTHER INCOME
Allowance for equity funds used during construction	3,123	-	-	3,123
Interest and investment income	9,373	(6,049)	(2,358)	966
Miscellaneous - net	(1,492)	1,777	(467)	(182)
Total	11,004	(4,272)	(2,825)	3,907

INTEREST EXPENSE
Interest expense	(18,763)	(4,594)	11,226	(12,130)
Allowance for borrowed funds used during construction	1,173	-	-	1,173
Total	(17,590)	(4,594)	11,226	(10,957)

INCOME BEFORE INCOME TAXES	20,557	(42,025)	(31,171)	(52,639)

Income taxes	(2,011)	(3,024)	(47,919)	(52,954)

CONSOLIDATED NET INCOME	22,568	(39,001)	16,748	315

Preferred dividend requirements of subsidiaries	(2)	-	-	(2)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$22,570	$(39,001)	$16,748	$317

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.20	$(0.19)	$0.09	$0.10
DILUTED	$0.21	$(0.19)	$0.09	$0.11

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$4,079,079	$-	$(1,143)	$4,077,936
Natural gas	100,014	-	-	100,014
Competitive businesses	-	1,178,223	(11,685)	1,166,538
Total	4,179,093	1,178,223	(12,828)	5,344,488

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	924,847	146,515	(336)	1,071,026
Purchased power	800,654	32,994	(19,803)	813,845
Nuclear refueling outage expenses	51,831	75,120	-	126,951
Other operation and maintenance	932,827	440,494	(5,076)	1,368,245
Decommissioning	54,041	56,721	-	110,762
Taxes other than income taxes	208,308	45,500	641	254,449
Depreciation and amortization	439,482	87,408	2,200	529,090
Other regulatory charges (credits) - net	491	-	-	491
Total	3,412,481	884,752	(22,374)	4,274,859

OPERATING INCOME	766,612	293,471	9,546	1,069,629

OTHER INCOME
Allowance for equity funds used during construction	38,042	-	-	38,042
Interest and investment income	80,677	63,883	(81,892)	62,668
Miscellaneous - net	(10,001)	(9,919)	(6,440)	(26,360)
Total	108,718	53,964	(88,332)	74,350

INTEREST EXPENSE
Interest expense	242,379	9,381	20,423	272,183
Allowance for borrowed funds used during construction	(17,684)	-	-	(17,684)
Total	224,695	9,381	20,423	254,499

INCOME BEFORE INCOME TAXES	650,635	338,054	(99,209)	889,480

Income taxes	229,240	149,265	(63,302)	315,203

CONSOLIDATED NET INCOME	421,395	188,789	(35,907)	574,277

Preferred dividend requirements of subsidiaries	8,665	1,366	-	10,031

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$412,730	$187,423	$(35,907)	$564,246

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.31	$1.05	$(0.20)	$3.16
DILUTED	$2.30	$1.04	$(0.20)	$3.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,318,784
DILUTED				179,502,551

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$4,222,774	$-	$(1,736)	$4,221,038
Natural gas	127,163	-	-	127,163
Competitive businesses	-	1,282,466	(8,371)	1,274,095
Total	4,349,937	1,282,466	(10,107)	5,622,296

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,034,558	156,546	(889)	1,190,214
Purchased power	875,141	31,406	(15,186)	891,361
Nuclear refueling outage expenses	54,670	71,840	-	126,510
Other operation and maintenance	906,125	510,345	(13,778)	1,402,692
Decommissioning	51,266	52,778	-	104,043
Taxes other than income taxes	210,054	51,408	918	262,380
Depreciation and amortization	443,876	78,707	2,187	524,771
Other regulatory charges (credits) - net	17,370	-	-	17,370
Total	3,593,060	953,030	(26,748)	4,519,341

	756,877	329,436	16,641	1,102,955
OPERATING INCOME

OTHER INCOME
Allowance for equity funds used during construction	30,926	-	-	30,926
Interest and investment income	72,538	88,309	(77,682)	83,164
Miscellaneous - net	(5,003)	(6,585)	(5,714)	(17,302)
Total	98,461	81,724	(83,396)	96,788

INTEREST EXPENSE
Interest expense	269,502	61,173	(3,296)	327,379
Allowance for borrowed funds used during construction	(18,325)	-	-	(18,325)
Total	251,177	61,173	(3,296)	309,054

INCOME BEFORE INCOME TAXES	604,161	349,987	(63,459)	890,689

Income taxes	231,017	154,888	(34,313)	351,592

CONSOLIDATED NET INCOME	373,144	195,099	(29,146)	539,097

Preferred dividend requirements of subsidiaries	8,667	1,366	-	10,033

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$364,477	$193,733	$(29,146)	$529,064

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.93	$1.02	$(0.15)	$2.80
DILUTED	$1.91	$1.01	$(0.15)	$2.77

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				188,988,284
DILUTED				190,999,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(143,695)	$-	$593	$(143,102)
Natural gas	(27,149)	-	-	(27,149)
Competitive businesses	-	(104,243)	(3,314)	(107,557)
Total	(170,844)	(104,243)	(2,721)	(277,808)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(109,711)	(10,031)	553	(119,188)
Purchased power	(74,487)	1,588	(4,617)	(77,516)
Nuclear refueling outage expenses	(2,839)	3,280	-	441
Other operation and maintenance	26,702	(69,851)	8,702	(34,447)
Decommissioning	2,775	3,943	-	6,719
Taxes other than income taxes	(1,746)	(5,908)	(277)	(7,931)
Depreciation and amortization	(4,394)	8,701	13	4,319
Other regulatory charges (credits ) - net	(16,879)	-	-	(16,879)
Total	(180,579)	(68,278)	4,374	(244,482)

OPERATING INCOME	9,735	(35,965)	(7,095)	(33,326)

OTHER INCOME
Allowance for equity funds used during construction	7,116	-	-	7,116
Interest and investment income	8,139	(24,426)	(4,210)	(20,496)
Miscellaneous - net	(4,998)	(3,334)	(726)	(9,058)
Total	10,257	(27,760)	(4,936)	(22,438)

INTEREST EXPENSE
Interest expense	(27,123)	(51,792)	23,719	(55,196)
Allowance for borrowed funds used during construction	641	-	-	641
Total	(26,482)	(51,792)	23,719	(54,555)

INCOME BEFORE INCOME TAXES	46,474	(11,933)	(35,750)	(1,209)

Income taxes	(1,777)	(5,623)	(28,989)	(36,389)

CONSOLIDATED NET INCOME	48,251	(6,310)	(6,761)	35,180

Preferred dividend requirements of subsidiaries	(2)	-	-	(2)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$48,253	$(6,310)	$(6,761)	$35,182

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.38	$0.03	$(0.05)	$0.36
DILUTED	$0.39	$0.03	$(0.05)	$0.37

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,599,979	$-	$(2,444)	$8,597,535
Natural gas	170,509	-	-	170,509
Competitive businesses	-	2,461,913	(20,189)	2,441,724
Total	8,770,488	2,461,913	(22,633)	11,209,768

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,107,555	292,830	(991)	2,399,394
Purchased power	1,553,679	64,100	(35,879)	1,581,900
Nuclear refueling outage expenses	105,360	151,204	-	256,564
Other operation and maintenance	1,975,593	977,191	(17,831)	2,934,952
Decommissioning	107,034	111,421	-	218,455
Taxes other than income taxes	429,625	95,969	774	526,368
Depreciation and amortization	897,732	171,881	4,601	1,074,214
Other regulatory charges (credits) - net	28,042	-	-	28,042
Total	7,204,620	1,864,596	(49,326)	9,019,889

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,565,868	641,490	26,693	2,234,052

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	66,497	-	-	66,497
Interest and investment income	190,632	145,354	(172,406)	163,580
Miscellaneous - net	(25,818)	(20,681)	(10,682)	(57,181)
Total	231,311	124,673	(183,088)	172,896

INTEREST EXPENSE
Interest expense	501,097	20,025	33,829	554,951
Allowance for borrowed funds used during construction	(34,338)	-	-	(34,338)
Total	466,759	20,025	33,829	520,613

INCOME BEFORE INCOME TAXES	1,330,420	746,138	(190,224)	1,886,335

Income taxes	452,451	263,024	(134,625)	580,850

CONSOLIDATED NET INCOME	877,969	483,114	(55,599)	1,305,485

Preferred dividend requirements of subsidiaries	17,329	2,732	-	20,061

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$860,640	$480,382	$(55,599)	$1,285,424

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.76	$2.66	$(0.31)	$7.11
DILUTED	$4.73	$2.64	$(0.31)	$7.06

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				180,719,549
DILUTED				182,090,812

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,158,761	$-	$(3,070)	$8,155,691
Natural gas	196,492	-	-	196,492
Competitive businesses	-	2,722,845	(16,984)	2,705,862
Total	8,355,253	2,722,845	(20,054)	11,058,045

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,824,461	309,164	(2,142)	2,131,482
Purchased power	1,602,662	64,237	(26,509)	1,640,390
Nuclear refueling outage expenses	108,541	142,266	-	250,807
Other operation and maintenance	1,838,145	1,001,190	(25,718)	2,813,616
Decommissioning	101,375	103,682	-	205,056
Taxes other than income taxes	408,822	98,752	1,867	509,443
Depreciation and amortization	927,836	156,691	4,477	1,089,005
Other regulatory charges (credits) - net	11,789	-	-	11,789
Total	6,823,631	1,875,982	(48,025)	8,651,588

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,531,622	846,863	27,971	2,406,457

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	57,742	-	-	57,742
Interest and investment income	161,513	205,599	(153,728)	213,384
Miscellaneous - net	(621)	(23,273)	(7,150)	(31,045)
Total	218,634	182,326	(160,878)	240,081

INTEREST EXPENSE
Interest expense	527,481	93,654	10,020	631,155
Allowance for borrowed funds used during construction	(33,265)	-	-	(33,265)
Total	494,216	93,654	10,020	597,890

INCOME BEFORE INCOME TAXES	1,256,040	935,535	(142,927)	2,048,648

Income taxes	441,535	355,614	(66,505)	730,645

CONSOLIDATED NET INCOME	814,505	579,921	(76,422)	1,318,003

Preferred dividend requirements of subsidiaries	17,331	2,664	-	19,995

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$797,174	$577,257	$(76,422)	$1,298,008

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.19	$3.04	$(0.40)	$6.83
DILUTED	$4.15	$3.00	$(0.40)	$6.75

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				190,108,744
DILUTED				192,304,286

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$441,218	$-	$626	$441,844
Natural gas	(25,983)	-	-	(25,983)
Competitive businesses	-	(260,932)	(3,205)	(264,138)
Total	415,235	(260,932)	(2,579)	151,723

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	283,094	(16,334)	1,151	267,912
Purchased power	(48,983)	(137)	(9,370)	(58,490)
Nuclear refueling outage expenses	(3,181)	8,938	-	5,757
Other operation and maintenance	137,448	(23,999)	7,887	121,336
Decommissioning	5,659	7,739	-	13,399
Taxes other than income taxes	20,803	(2,783)	(1,093)	16,925
Depreciation and amortization	(30,104)	15,190	124	(14,791)
Other regulatory charges (credits )- net	16,253	-	-	16,253
Total	380,989	(11,386)	(1,301)	368,301

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	34,246	(205,373)	(1,278)	(172,405)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	8,755	-	-	8,755
Interest and investment income	29,119	(60,245)	(18,678)	(49,804)
Miscellaneous - net	(25,197)	2,592	(3,532)	(26,136)
Total	12,677	(57,653)	(22,210)	(67,185)

INTEREST EXPENSE
Interest expense	(26,384)	(73,629)	23,809	(76,204)
Allowance for borrowed funds used during construction	(1,073)	-	-	(1,073)
Total	(27,457)	(73,629)	23,809	(77,277)

INCOME BEFORE INCOME TAXES	74,380	(189,397)	(47,297)	(162,313)

Income taxes	10,916	(92,590)	(68,120)	(149,795)

CONSOLIDATED NET INCOME	63,464	(96,807)	20,823	(12,518)

Preferred dividend requirements of subsidiaries	(2)	68	-	66

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$63,466	$(96,875)	$20,823	$(12,584)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.57	$(0.38)	$0.09	$0.28
DILUTED	$0.58	$(0.36)	$0.09	$0.31

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$320,599	$320,283	$316
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	429,617	408,353	21,264
Deferred income taxes, investment tax credits, and non-current taxes accrued	131,337	209,108	(77,771)
Changes in working capital:
Receivables	(270,964)	(221,275)	(49,689)
Fuel inventory	7,051	11,326	(4,275)
Accounts payable	77,595	102,344	(24,749)
Prepaid taxes and taxes accrued	61,108	-	61,108
Interest accrued	28,574	7,861	20,713
Deferred fuel	(131,504)	(3,034)	(128,470)
Other working capital accounts	(10,092)	(136,247)	126,155
Changes in provisions for estimated losses	(5,175)	5,652	(10,827)
Changes in other regulatory assets	47,660	43,545	4,115
Changes in pensions and other postretirement liabilities	(41,348)	(33,303)	(8,045)
Other	9,690	78,956	(69,266)
Net cash flow provided by operating activities	654,148	793,569	(139,421)

INVESTING ACTIVITIES
Construction/capital expenditures	(504,732)	(471,106)	(33,626)
Allowance for equity funds used during construction	21,392	17,630	3,762
Nuclear fuel purchases	(102,193)	(153,493)	51,300
Payment for purchase of plant	(299,590)	-	(299,590)
Changes in securitization account	2,746	(588)	3,334
Payments to storm reserve escrow account	(1,559)	(1,421)	(138)
Decrease (increase) in other investments	(21,781)	(32,670)	10,889
Proceeds from nuclear decommissioning trust fund sales	143,677	716,606	(572,929)
Investment in nuclear decommissioning trust funds	(168,858)	(732,411)	563,553
Net cash flow used in investing activities	(930,898)	(657,453)	(273,445)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	663,736	483,244	180,492
Common stock and treasury stock	4,678	2,638	2,040
Retirement of long-term debt	(277,856)	(674,483)	396,627
Repurchase of common stock	(105,198)	(137,749)	32,551
Changes in credit line borrowings - net	(52,284)	30,491	(82,775)
Dividends paid:
Common stock	(147,677)	(156,904)	9,227
Preferred stock	(5,016)	(5,018)	2
Net cash flow provided by (used in) financing activities	80,383	(457,781)	538,164

Effect of exchange rates on cash and cash equivalents	(12)	155	(167)

Net increase (decrease) in cash and cash equivalents	(196,379)	(321,510)	125,131

Cash and cash equivalents at beginning of period	726,237	1,657,034	(930,797)

Cash and cash equivalents at end of period	$529,858	$1,335,524	$(805,666)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$102,930	$97,479	$5,451
Income taxes	$4,457	$27,439	$(22,982)

Entergy Corporation

Consolidated Cash Flow Statement
Six Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$574,277	$539,097	$35,180
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	852,028	831,785	20,243
Deferred income taxes, investment tax credits, and non-current taxes accrued	305,121	342,641	(37,520)
Changes in working capital:
Receivables	(168,253)	(177,445)	9,192
Fuel inventory	(5,457)	5,002	(10,459)
Accounts payable	(76,803)	23,094	(99,897)
Prepaid taxes and taxes accrued	(2,810)	10,104	(12,914)
Interest accrued	(39,404)	(28,815)	(10,589)
Deferred fuel	(198,052)	(2,070)	(195,982)
Other working capital accounts	(112,386)	(126,824)	14,438
Changes in provisions for estimated losses	(5,954)	(30,218)	24,264
Changes in other regulatory assets	96,549	(22,703)	119,252
Changes in pensions and other postretirement liabilities	(232,306)	(74,187)	(158,119)
Other	(9,301)	178,373	(187,674)
Net cash flow provided by operating activities	977,249	1,467,834	(490,585)

INVESTING ACTIVITIES
Construction/capital expenditures	(991,293)	(918,582)	(72,711)
Allowance for equity funds used during construction	38,681	30,926	7,755
Nuclear fuel purchases	(403,168)	(218,829)	(184,339)
Proceeds from sale of assets and businesses	-	9,675	(9,675)
Payment for purchase of plant	(299,590)	-	(299,590)
Changes in securitization account	9,106	(22,528)	31,634
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(3,294)	(3,030)	(264)
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(42,994)	55,430	(98,424)
Proceeds from nuclear decommissioning trust fund sales	636,359	1,487,387	(851,028)
Investment in nuclear decommissioning trust funds	(699,530)	(1,531,275)	831,745
Net cash flow used in investing activities	(1,827,723)	(1,172,901)	(654,822)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,075,180	525,789	549,391
Common stock and treasury stock	16,958	8,716	8,242
Retirement of long-term debt	(555,940)	(774,772)	218,832
Repurchase of common stock	(159,602)	(137,749)	(21,853)
Changes in credit line borrowings - net	15,960	17,123	(1,163)
Dividends paid:
Common stock	(296,355)	(298,796)	2,441
Preferred stock	(10,031)	(10,033)	2
Net cash flow provided by (used in) financing activities	86,170	(669,722)	755,892

Effect of exchange rates on cash and cash equivalents	(310)	762	(1,072)

Net increase (decrease) in cash and cash equivalents	(764,614)	(374,027)	(390,587)

Cash and cash equivalents at beginning of period	1,294,472	1,709,551	(415,079)

Cash and cash equivalents at end of period	$529,858	$1,335,524	$(805,666)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$267,493	$268,624	$(1,131)
Income taxes	$77	$26,054	$(25,977)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended June 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,305,485	$1,318,003	$(12,518)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,725,574	1,593,441	132,133
Deferred income taxes, investment tax credits, and non-current taxes accrued	681,467	957,877	(276,410)
Gain on sale of business	(44,173)	-	(44,173)
Changes in working capital:
Receivables	(90,448)	(62,889)	(27,559)
Fuel inventory	(21,124)	28,256	(49,380)
Accounts payable	116,738	67,020	49,718
Prepaid taxes and taxes accrued	(129,902)	(80,403)	(49,499)
Interest accrued	7,062	13,202	(6,140)
Deferred fuel	(187,073)	(195,818)	8,745
Other working capital accounts	(145,888)	(187,838)	41,950
Changes in provisions for estimated losses	289,548	(23,606)	313,154
Changes in other regulatory assets	458,660	17,717	440,943
Changes in pensions and other postretirement liabilities	(238,963)	42,563	(281,526)
Other	(291,467)	(102,882)	(188,585)
Net cash flow provided by operating activities	3,435,496	3,384,643	50,853

INVESTING ACTIVITIES
Construction/capital expenditures	(2,046,997)	(1,917,771)	(129,226)
Allowance for equity funds used during construction	67,136	57,741	9,395
Nuclear fuel purchases	(592,050)	(594,735)	2,685
Proceeds from sale/leaseback of nuclear fuel	-	263,787	(263,787)
Proceeds from sale of assets and businesses	218,496	40,575	177,921
Payment for purchase of plant	(299,590)	-	(299,590)
Insurance proceeds received for property damages	7,894	53,760	(45,866)
Changes in securitization account	1,689	(26,526)	28,215
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(296,878)	(6,320)	(290,558)
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(73,468)	135,763	(209,231)
Proceeds from nuclear decommissioning trust fund sales	1,755,355	2,775,704	(1,020,349)
Investment in nuclear decommissioning trust funds	(1,898,632)	(2,867,717)	969,085
Net cash flow used in investing activities	(3,229,045)	(2,147,814)	(1,081,231)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	4,420,085	1,745,954	2,674,131
Common stock and treasury stock	59,405	34,223	25,182
Retirement of long-term debt	(3,959,295)	(1,595,151)	(2,364,144)
Repurchase of common stock	(900,429)	(750,874)	(149,555)
Redemption of preferred stock	-	(1,847)	1,847
Changes in credit line borrowings - net	(9,675)	(7,877)	(1,798)
Dividends paid:
Common stock	(601,413)	(586,593)	(14,820)
Preferred stock	(20,061)	(19,996)	(65)
Net cash flow used in financing activities	(1,011,383)	(1,182,161)	170,778

Effect of exchange rates on cash and cash equivalents	(734)	(51)	(683)

Net increase (decrease) in cash and cash equivalents	(805,666)	54,617	(860,283)

Cash and cash equivalents at beginning of period	1,335,524	1,280,907	54,617

Cash and cash equivalents at end of period	$529,858	$1,335,524	$(805,666)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$532,873	$583,164	$(50,291)
Income taxes	$6,167	$72,250	$(66,083)